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                         ADVANCED POWER TECHNOLOGY, INC.
                          STOCK OPTION PLAN INFORMATION

                              --------------------

                 This document constitutes part of a prospectus
                  covering securities that have been registered
                        under the Securities Act of 1933

                              --------------------

                            GENERAL PLAN INFORMATION

     Advanced Power Technology, Inc. (the "Company") established the Advanced Power Technology, Inc. Stock Option Plan as amended (the "Plan") to provide a performance incentive for officers, directors and selected employees, and to enable these individuals to acquire or increase proprietary interest in the success of the Company. The effective date of the Plan was December 31, 1995. The Company is the Registrant. The Plan has been approved by the Company's shareholders.

     Pursuant to the terms of the Plan, the Company's Board of Directors (the "Board") has reserved the right to terminate, modify, or amend the Plan subject to the following restriction: The Board must obtain shareholder approval for any amendment that (1) increases the number of shares of Common Stock available under the Plan, (2) changes the Plan's eligibility provisions, or (3) requires shareholder approval under applicable law.

     The Plan Administrator may modify or amend outstanding options granted under the Plan, provided modification or amendment of an outstanding option shall not, without the consent of the optionee, impair or diminish any of the optionee's rights or any of the obligations of the Company. Except as otherwise provided in the Plan, no outstanding option shall be terminated without the consent of the optionee. The Plan is not subject to Section 401(a) of the Internal Revenue Code of 1986 (the "Code") or the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

     The "Plan Administrator" is the Board, unless the Board authorizes and appoints a committee to serve as Plan Administrator. The Board may appoint the members of the committee for such terms as the Board may determine. The Board may from time to time remove members from, or add members to, the committee. Vacancies on the committee, however caused, may be filled by the Board.

     The Plan Administrator acts as the manager of the Plan, possessing discretionary authority to determine all matters relating to the options to be granted. The Plan Administrator has the sole authority to interpret the provisions of the Plan, any option issued under the Plan, and any rule or regulation applicable to the Plan. The Plan Administrator's interpretation is conclusive and binding on all interested parties.

     Participants in the Plan may obtain additional information about the Plan from Advanced Power Technology, Inc., whose address is 405 S.W. Columbia Street, Bend, Oregon 97702, and whose telephone number is (541) 382-8028.


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                            SECURITIES TO BE OFFERED

     The stock available under the stock options granted under the Plan are shares (the "Shares") of the Company's authorized but unissued common stock, with $.01 value ("Common Stock"). The total number of Shares that may be issued pursuant to options under the Plan shall not exceed an aggregate of 1,500,000.

                    EMPLOYEES WHO MAY PARTICIPATE IN THE PLAN

     The Plan provides that the Plan Administrator shall select the individuals to be granted options under the Plan, provided that an incentive stock option may be granted only to any individual who, at the time the option is granted, is an employee of the Company or any related corporation. The option shall be subject to a vesting schedule established in each individual Option Agreement, unless such schedule is waived by the Plan Administrator.

     The Plan provides for the granting of both incentive stock options under
Section 422 of the Code and non-statutory options. An option shall be exercised by the expiration of the three month period following cessation of employment in the case of an incentive stock option, or within 90 days of the cessation of an Optionee's relationship with the Company in the case of a nonqualified stock option. The Plan Administrator shall have sole discretion in a particular circumstance to extend the exercise period following such cessation beyond that specified above. However, any extension beyond three months from the date of termination shall apply only to nonqualified stock options.

                         PURCHASE OF SECURITIES OFFERED

     The purchase price per Share under each option shall be as established by the Plan Administrator, provided that if incentive stock options are granted to employees, the exercise price shall be not less than the fair market value of the Common Stock at the time the incentive stock option is granted. Further, if incentive stock options are granted to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation, the exercise price shall be not less than 110% of the fair market value of the Common Stock at the time the incentive stock option is granted. An optionee must exercise his or her option, if at all, before it expires. Each option shall expire on the tenth anniversary of the date on which the option was granted, except in the case of incentive stock options granted to employees who own more than 10% of the total combined voting power of all classes of stock of the Company or any related corporation which shall expire not later than the fifth anniversary of the date on which the option was granted.

     Payment of the option exercise price shall be made in full at the time the optionee delivers the notice of exercise to the Company. Payment shall be in cash, bank-certified check, cashier's check, or personal check (unless at the time of exercise the Plan Administrator in a particular case determines not to accept a personal check). Upon exercise of an option, the optionee will purchase authorized but unissued Common Stock from the Company. The Company will not impose any fees, commissions, or charges. The Company will receive the entire purchase price as stated in each option agreement.


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                               RESALE RESTRICTIONS

     In certain situations directors and principal shareholders of the Company who receive options may not, for a period of six months following the initial grant of the option, sell the corresponding shares of Common Stock.






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                         FEDERAL INCOME TAX CONSEQUENCES

     The grant of a stock option will not trigger taxable income to the optionee. When any part of the non-statutory option is exercised, the optionee is deemed to have received ordinary income in an amount equal to the fair market value of the Common Stock received, minus the corresponding option price. In the event an optionee cannot sell Shares acquired through the exercise of an option without incurring liability under Section 16(b) of the Securities Exchange Act of 1934, the recognition of income is delayed (unless the optionee elects otherwise under Section 83(b) of the Code within 30 days of the exercise) until the earlier of (i) the end of six months after the purchase of the stock or (ii) the first day the restriction ceases.

     The exercise of an incentive stock option does not result in taxable income to the optionee, however, it could result in alternative minimum tax. If an optionee exercises incentive stock options and does not dispose of the Shares received within two years after the date of the grant of such stock options or within one year after the issuance of the Shares to him or her, any gain realized upon disposition will be characterized as long-term capital gain. In such case, the Company will not be entitled to a tax deduction. If the optionee disposes of the shares either within two years after the date that the options are granted or within one year after the issuance of the Shares to him or her, such disposition will be treated as a disqualifying disposition and an amount equal to the lesser of (i) the fair market value of the Shares on the date of exercise minus the exercise price, or (ii) the amount realized on the disposition minus the exercise price, will be taxed as ordinary income to the optionee in the taxable year in which the disposition occurs.

     The Company may claim a tax deduction equal to the amount of ordinary income realized by the optionee. Unless the optionee is an independent contractor or foreign resident, the Company is generally required to withhold the income and employment taxes applicable to the income the optionee recognizes on the exercise of a non-statutory stock option. The Company may withhold from regular wages or supplemental wages, or otherwise insure that the taxes required to be withheld are available for payment, including the withholding of an appropriate number of Shares to be issued upon the exercise of the option.

     The foregoing is a summary of the complex federal income tax laws affecting the exercise of stock options. State and local income tax consequences may differ. An optionee who intends to exercise an option or sell or otherwise dispose of stock acquired through the exercise of an option should consult his or her own tax advisor regarding the possible federal, state, and local income tax consequences.

                      ASSIGNMENT AND FORFEITURE OF INTEREST

     Options granted under the Plan and the rights and privileges conferred thereby may not be transferred, assigned, pledged, or hypothecated in any manner (whether by operation of law or otherwise), other than by will or applicable laws of descent and distribution. Options shall not be subject to execution, attachment, or similar process. Upon any attempt to transfer, assign, pledge, hypothecate, or otherwise dispose of any option under the Plan, or any rights or privilege conferred by the Plan, contrary to the provisions of the Plan, or upon the sale or levy or any attachment or similar process upon the rights and privileges conferred by the Plan, such option shall thereupon terminate and become void. No person may create a lien on any funds, securities, or other property held under the Plan.


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     Options granted under the Plan shall be exercisable for three months after termination of employment for reasons other than for "cause" (as defined in the Plan), or such longer period as may be approved by the Plan Administrator. If an employee is terminated for "cause," the options shall immediately expire. If an incentive stock option is not exercised within three months after termination of employment, the option shall be treated as a non-statutory option.

                          INFORMATION ABOUT THE COMPANY

     The following documents are available to holders of options without charge, upon written or oral request to the Company. Requests should be directed to the Company's office at 405 S.W. Columbia Street, Bend, Oregon 97702, and whose telephone number is (541) 382-8028.

     (a) The Registrant's most recent prospectus filed pursuant to Rule 424(b) containing audited financial states in the registration statement on Form S-1, filed under File No. 333-38418 and declared effective on August 7, 2000.

     (b) All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the fiscal year covered by the annual report or prospectus referred to in (a) above.

     (c) Information as to stock options, including the amount outstanding, exercises, prices, and expiration dates, which will be included in the future either in the Company's proxy statements, annual reports, or appendices to the prospectus.

                                                               November 13, 2000



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